Exhibit 99.7

Consent of

Thomas Sorell

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) of Prospect Acquisition Corp.  (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person about to become a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 16th day of September, 2009.

/s/ Thomas Sorell